Exhibit 23

                       Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan


Re:    Ford Motor Company Registration Statements
       No. 33-58861, 333-49551, and 333-47451


We consent to the incorporation by reference in the above Registration Statements of our report dated June 16, 2000 to the Board of Directors of Ford Motor Company and PRIMUS Automotive Financial Services, Inc. with respect to the financial statements of the PRIMUS Automotive Financial Services, Inc. Prime Account 401(k) Tax Deferred Savings Plan at June 1, 1999 and December 31, 1998, and for the five months ended June 1, 1999, which is included in this Annual Report on Form 11-K.





400 Renaissance Center
Detroit, Michigan 48243
June 28, 2000